Exhibit 8.1

Subsidiaries	Date of Incorporation / Acquisition	Place of Incorporation	Percentage of ownership
JinkoSolar Technology Limited (“Paker”)	November 10, 2006	Hong Kong	100%
Jinko Solar Co., Ltd. (“Jiangxi Jinko”)	December 13, 2006	PRC	100%
Zhejiang Jinko Solar Co., Ltd.("Zhejiang Jinko")	June 30, 2009	PRC	100%
JinkoSolar International Limited (“JinkoSolar International”)	November 25, 2009	Hong Kong	100%
Jinko Solar Import and Export Co., Ltd. ("Jinko Import and Export")	December 24, 2009	PRC	100%
JinkoSolar GmbH (“Jinko GmbH”)	April 1, 2010	Germany	100%
Zhejiang Jinko Trading Co., Ltd.("Zhejiang Trading")	June 13, 2010	PRC	100%
JinkoSolar (U.S.) Inc. ("Jinko US")	August 19, 2010	USA	100%
Jiangxi Photovoltaic Materials Co., Ltd ("Jiangxi Materials")	December 1, 2010	PRC	100%
JinkoSolar (Switzerland) AG(“Jinko Switzerland”)	May 3, 2011	Switzerland	100%
JinkoSolar (US) Holdings Inc.(“Jinko US Holding”)	June 7, 2011	USA	100%
JinkoSolar Italy S.R.L. (“Jinko Italy”)	July 8, 2011	Italy	100%
Shangrao Jinko PV Technology Engineering Co., Ltd. (“Jinko Tech”)	July 28, 2011	PRC	100%
JinkoSolar SAS (“Jinko France”)	September 12, 2011	France	100%
Jinko Solar Canada Co., Ltd (“Jinko Canada”)	November 18, 2011	Canada	100%
Delingha Ruiqida Solar Power Co., Ltd. (“Delingha Solar Power”)	December 6, 2011	PRC	88.7%
Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko Australia”)	December 7, 2011	Australia	100%
Wide Wealth Group Holding Limited (“Wide Wealth”)	June 11, 2012	Hong Kong	100%
Haining JinkoSolar Investment Co., Ltd (“Haining Investment")	September 14, 2012	PRC	100%
Canton Best Limited (“Canton Best”)	September 16, 2013	BVI	100%
JinkoSolar Power Engineering Group Limited (“Power Engineering”)	November 12, 2013	Cayman	100%

*Paker Technology Limited was renamed as JinkoSolar Technology Limited on November 16, 2011.